ADVENTRX Pharmaceuticals Announces Definitive Agreement for Sale of Common Stock

SAN DIEGO, April 5 /PRNewswire-FirstCall/ -- ADVENTRX Pharmaceuticals, Inc. (OTC Bulletin Board: AVRX - News) announced today that it has entered into a definitive agreement for the sale to certain investors of approximately 10.0 million shares of its Common Stock at a purchase price of $1.50 per share for gross proceeds of approximately $15.0 million. The Company has also agreed to issue to the investors approximately 3 million five-year warrants to purchase shares of Common Stock at a price of $2.00 per share and approximately 2 million five-year warrants to purchase shares of Common Stock at $2.50 per share. The Company may redeem the warrants for cash under certain circumstances. Additional information regarding this transaction will be available through the Company's 8-K filing with the Securities and Exchange Commission.
The Company plans to use the proceeds to finance ongoing clinical development of its lead cancer drug, CoFactor(TM) and HIV Viral Entry Inhibitor, BlockAide/CR(TM) and for working capital purposes.

Burnham Hill Partners acted as exclusive placement agent in connection with the transaction.

About Burnham Hill Partners

Burnham Hill Partners, based in New York City, was formed in August 2003 and is a division of Pali Capital, Inc., a NASD registered broker dealer. The professionals at Burnham Hill Partners have extensive experience in providing comprehensive financing and financial advisor services to publicly traded companies with market capitalizations of up to $250 million. Burnham Hill Partners' sector expertise includes telecommunications, electronic equipment and services, network security and software as well as medical devices and life sciences.

About ADVENTRX Pharmaceuticals, Inc.

ADVENTRX Pharmaceuticals Inc. is a biopharmaceutical research and development company whose business strategy is to commercialize leading edge medical research through licensing agreements with prominent universities and research institutions. The Company focuses its energy in cancer and antiviral research to launch products that either extend the usefulness of current therapies or replace marginal therapies with new approaches to treatment.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the United States Food and Drug Administration. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

     Contact:

     Company Contact:
     Evan Levine, ADVENTRX Pharmaceuticals, Inc. 858-271-9671

     Investor Contact:
     Stephanie Carrington, The Ruth Group 646-536-7017

     Media Contact:
     Cynthia Isaac, Ph.D., The Ruth Group 646-536-7028

     For more information on Burnham Hill Partners, call 212-980-2200